Exhibit 99.1

PRO FORMA VALUATION REPORT

SUGAR CREEK FINANCIAL CORP.

Trenton, Illinois

PROPOSED HOLDING COMPANY FOR:

TEMPO BANK

Trenton, Illinois

Dated As Of:

January 17, 2014

Prepared By:

RP® Financial, LC.

1100 North Glebe Road, Suite 600

Arlington, Virginia 22201

Exhibit 99.1

January 17, 2014

Boards of Directors

Sugar Creek MHC

Sugar Creek Financial Corp.

Tempo Bank

28 West Broadway Street

Trenton, Illinois 62293

Members of the Boards of Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This updated appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), and applicable regulatory interpretations thereof. Our original appraisal report, dated November 15, 2013 (the “Original Appraisal”) is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

On December 3, 2013, the Boards of Directors of Sugar Creek MHC (the “MHC”), Sugar Creek Financial Corp. (“Sugar Creek” or the “Company”) and Tempo Bank (the “Bank”), Trenton, Illinois, unanimously adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, Sugar Creek, which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by a newly-formed Maryland corporation which also will be named Sugar Creek Financial Corp. The MHC will consolidate its assets and equity into the Company and following the conversion the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Sugar Creek or the Company. As of December 31, 2013 the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 56% of the common stock (the “MHC Shares”) of Sugar Creek. The remaining 44% of Sugar Creek’s common stock was owned by public shareholders.

It is our understanding that Sugar Creek will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans, Supplemental Eligible Account Holders and Other Members,

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

January 17, 2014

as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all orders received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering or in a firm commitment underwritten public offering. Upon completing the mutual-to-stock conversion and stock offering (the “Second Step Conversion”), the Company will be 100% owned by public shareholders, and the publicly-held shares of Sugar Creek will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed, taking into account the impact of the MHC assets and equity in the Second Step Conversion, consistent with FRB policy with respect to the treatment of MHC assets that will be consolidated with the Company.

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in Sugar Creek’s financial condition, including financial data through December 31, 2013; (2) an updated comparison of Sugar Creek’s financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and, (3) a review of stock market conditions since the date of the Original Appraisal.

The estimated pro forma market value is defined as the price at which Sugar Creek’s common stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations

1. Financial Results

Table 1 presents summary balance sheet and income statement details for the 12 months ended September 30, 2013 and updated financial information through December 31, 2013 for the Company. Sugar Creek’s assets decreased by $1.5 million or 1.7% from September 30, 2013 to December 31, 2013, primarily due to a decrease in cash and equivalents which were used to fund outflows of deposits. Loans receivable decreased slightly, by $0.3 million, with single family owner-occupied and non-owner occupied loans continue to comprise the majority of total loans (90.6%) as of December 31, 2013. Quality loan demand

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

January 17, 2014

Table 1

Sugar Creek Financial Corp.

Recent Financial Data

	At Sept. 30, 2013		At Dec. 31, 2013
		% of		% of
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Assets	$88,367	100.00%	$86,900	100.00%
Cash and Cash Equivalents	11,807	13.36%	9,827	11.31%
FHLB Stock	1,166	1.32%	1,166	1.34%
Loans Receivable, net	73,494	83.17%	73,763	84.88%
Fixed Assets	1,136	1.29%	1,133	1.30%
Real Estate Owned	309	0.35%	309	0.36%
Deposits	72,602	82.16%	70,933	81.63%
FHLB Advances, Other Borrowed Funds	5,000	5.66%	5,000	5.75%
Stockholders’ Equity	10,189	11.53%	10,297	11.85%

	12 Months Ended		12 Months Ended
	Sept. 30, 2013		Dec. 31, 2013
		% of Avg.		% of Avg.
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest Income	$3,590	3.99%	$3,515	3.93%
Interest Expense	(720)	-0.80%	(702)	-0.79%

Net Interest Income	$2,870	3.19%	$2,813	3.15%
Provision for Loan Losses	(7)	-0.01%	1	0.00%

Net Interest Income after Provisions	$2,863	3.19%	$2,814	3.15%
Other Operating Income	$156	0.17%	$144	0.16%
Operating Expense	(2,399)	-2.67%	(2,387)	-2.67%

Net Operating Income	$620	0.69%	$571	0.64%
Net Non-Operating Income	$15	0.02%	$15	0.02%
Net Income Before Tax	$635	0.71%	$586	0.66%
Income Taxes	(244)	-0.27%	(217)	-0.24%

Net Income (Loss)	$391	0.44%	$369	0.41%
Core Net Income (Loss)	$383	0.43%	$361	0.40%

Source: Sugar Creek’s preliminary prospectus and RP Financial calculations.

Boards of Directors

January 17, 2014

and origination activity remained stable and at modest levels over the most recent three month period, reflecting little change in the Company’s economic and operating environment. Cash and equivalent decreased from $11.8 million or 13.4% of assets at September 30, 2013, to $9.8 million or 11.3% of assets at December 31, 2013, while FHLB stock was unchanged.

Reflecting Sugar Creek’s primary source of funds of retail deposits held by individuals and businesses within its market area, the Company’s deposits decreased by $1.7 million, from $72.6 million at September 30, 2013, to $70.9 million, or 81.6% of assets, at December 31, 2013. The deposit decline for the three month period was primarily a result of the withdrawal of certain funds as depositors are thought to be moving funds back into the stock market or other equity investments. In addition, Sugar Creek continues to allow higher cost certificates of deposits to be withdrawn in concert with the Company’s efforts to reduce overall funding costs and available liquidity given the limited sources of quality loans.

Borrowings remained unchanged at $5.0 million as of December 31, 2013, or 5.8% of assets. As of December 31, 2013, the borrowings continued to consist of medium term advances from the FHLB of Chicago with a weighted average cost of 4.71%. Sugar Creek’s equity increased slightly from $10.189 million or 11.53% of assets at September 30, 2013 to $10.297 million or 11.85% of assets at December 31, 2013 because of profitable operations and additions to retained earnings. Equity growth during the fourth quarter was realized through the retention of income of $104,000.

Updated credit quality measures showed a reduction in non-performing assets (“NPAs”), inclusive of accruing troubled debt restructured loans. Based on information provided by the Company, Sugar Creek’s NPAs decreased from $2.003 million or 2.27% of assets at September 30, 2013, to $1.778 million or 2.05% of assets at December 31, 2013. The balance of non-accruing loans decreased over the last quarter, while real estate owned (“REO”), consisting of a single property, remained constant and accruing troubled debt restructured loans increased slightly. As of December 31, 2013, NPAs consisted of $498,000 of non-accruing loans, $309,000 of REO and $971,000 of accruing troubled debt restructured loans.

Sugar Creek’s operating results for the 12 months ended September 30, 2013 and December 31, 2013 are also set forth in Table 1. The Company’s reported earnings decreased from $0.391 million or 0.44% of average assets for the 12 months ended September 30, 2013 to $0.369 million or 0.41% of average assets for the 12 months ended December 31, 2013. The decrease in net income was mostly due to lower levels of net interest income and non-interest income, offset in part by slightly lower operating expenses on a trailing 12 month basis. The Company’s core net income equaled $0.361 million or 0.40% of average assets for the 12 months ended December 31, 2013. Such income reflects the exclusion of net non-operating income consisting of a net gain on an involuntary conversion of an asset.

Sugar Creek’s net interest income decreased from $2.870 million for the 12 months ended September 30, 2013, to $2.813 million for the 12 months ended December 31, 2013, primarily due to lower yields on the loan portfolio, offset in part by lower funding costs. The net interest income ratio declined by 4 basis points, reflecting reductions in the average yield on interest earning assets and cost of funds of 27 and 6 basis points, respectively, for the three month periods ended December 31, 2013 and 2012.

Boards of Directors

January 17, 2014

Operating expenses were slightly lower during most recent 12 month period, decreasing from $2.399 million for the 12 months ended September 30, 2013, to $2.387 million for the 12 months ended December 31, 2013, while the ratio of operating expenses remained stable. The decrease in operating expenses was mostly attributable to lower levels of losses and expenses related to foreclosed real estate, offset in part by higher equipment and data processing expense.

Non-interest operating income was lower during the most recent 12 month period and equaled 0.16% of average assets for the 12 months ended December 31, 2013, as shown in Table 1, compared to 0.17% of average assets for the 12 months ended September 30, 2013. Included in this income category is income from various banking services and products, including deposit accounts, loan service charges and other miscellaneous income.

The Company’s updated efficiency ratio of 80.7% (operating expenses as a percent of net interest income and non-interest operating income) was slightly less favorable compared to the 79.5% efficiency ratio recorded for the 12 months ended September 30, 2013. Total non-operating income remained unchanged in both periods and reflected the insurance proceeds received from damage to certain of the Company’s computer systems.

Improving credit quality trends supported a reduction in loan loss provisions established during the most recent 12 month period, to a $1,000 credit for the 12 months ended December 31, 2013. As of December 31, 2013, the Company maintained an allowance for loan losses of $368,000, equal to 73.90% of non-accruing loans.

2. Peer Group Financial Comparisons

Tables 2 and 3 present updated financial characteristics and operating results for Sugar Creek, the Peer Group and all publicly-traded thrifts. The Company’s ratios are based on financial results through December 31, 2013, while the Peer Group’s information is through September 30, 2013, unless otherwise indicated for the Peer Group companies. In general, the comparative balance sheet ratios for the Company and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Company’s updated interest-earning asset composition reflected a lower concentration of cash and investments and a higher concentration of loans. Overall, the Company’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 97.5% and 96.3%, respectively.

Sugar Creek’s funding composition continued to show a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group measures. Updated interest-bearing liabilities-to-assets ratios equaled 87.4% and 83.9% for the Company and the Peer Group, respectively. Sugar Creek’s updated tangible equity-to-assets ratio equaled 11.9%, which fell below the comparable Peer Group ratio of 14.6%. Sugar Creek’s updated interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio equaled 111.6%, which remained below the comparable Peer Group ratio of 114.8%. As discussed in the Original Appraisal, the additional equity realized from stock proceeds should serve to increase Sugar Creek’s IEA/IBL ratio, as the level of interest-bearing liabilities funding assets will be lower, due to the increase in equity realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Boards of Directors

January 17, 2014

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2013

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash &	MBS &		Net		Borrowed	Subd.	Net	Goodwill	Tng Net		MBS, Cash &			Borrows.	Net	Tng Net
		Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Worth	& Intang	Worth	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.
Sugar Creek Financial Corp.
December 31, 2013		11.3%	1.3%	0.0%	84.9%	81.6%	5.8%	0.0%	11.9%	0.0%	11.9%	-4.32%	-22.95%	-0.48%	-5.92%	0.00%	3.49%	3.49%	11.36%	11.36%	23.04%
All Public Companies
Averages		6.1%	21.0%	1.9%	66.6%	74.5%	10.5%	0.4%	13.4%	0.7%	12.7%	3.85%	2.49%	6.02%	4.54%	-2.10%	0.54%	0.20%	12.84%	12.71%	20.86%
Medians		3.8%	16.9%	1.9%	68.7%	75.8%	8.5%	0.0%	12.4%	0.0%	11.3%	1.54%	-0.78%	3.98%	1.66%	-2.09%	-1.03%	-0.92%	12.44%	12.39%	19.39%
Comparable Group
Averages		5.8%	23.0%	1.6%	65.9%	74.8%	8.9%	0.2%	15.2%	0.5%	14.6%	3.36%	17.37%	0.66%	3.86%	-3.52%	10.22%	11.66%	12.98%	12.98%	19.85%
Medians		2.9%	22.8%	1.8%	62.5%	76.0%	7.6%	0.0%	14.1%	0.2%	13.6%	2.74%	2.59%	-0.35%	3.45%	-2.00%	-4.18%	-3.00%	11.23%	11.23%	17.84%
Comparable Group
CZWI	Citizens Community Bncp	3.5%	15.0%	0.0%	78.4%	80.7%	9.0%	0.0%	9.8%	0.0%	9.7%	4.59%	8.93%	2.99%	6.00%	1.52%	-1.67%	-1.57%	9.85%	9.85%	16.26%
FCLF	First Clover Leaf Fin Corp.	18.8%	17.4%	1.3%	57.2%	80.7%	7.0%	0.6%	11.4%	1.8%	9.6%	17.09%	91.30%	-5.01%	24.20%	-2.00%	-6.73%	-7.54%	9.54%	9.54%	17.68%
IROQ	IF Bancorp Inc.	2.0%	35.7%	1.4%	58.9%	70.5%	13.3%	0.0%	15.2%	0.0%	15.2%	5.05%	-14.13%	22.07%	10.37%	-4.72%	-6.93%	-6.93%	15.30%	15.30%	27.70%
JXSB	Jacksonville Bancorp	2.7%	35.7%	2.1%	54.8%	77.2%	7.8%	0.0%	13.1%	0.9%	12.2%	1.62%	0.31%	1.94%	-4.21%	NM	-6.00%	-6.39%	11.24%	11.24%	18.00%
LPSB	LaPorte Bancorp Inc	3.0%	34.3%	2.7%	54.8%	67.1%	14.1%	1.0%	16.7%	1.7%	14.9%	2.99%	36.72%	-12.67%	-7.69%	32.85%	40.62%	47.89%	NA	NA	NA
LSBI	LSB Financial Corp.	7.7%	15.1%	1.9%	71.7%	85.1%	2.8%	0.0%	11.3%	0.0%	11.3%	0.07%	77.62%	-12.24%	0.90%	-33.33%	4.81%	4.81%	11.22%	11.22%	17.35%
MCBK	Madison County Financial Inc.	1.6%	16.5%	1.7%	76.5%	73.5%	2.2%	0.0%	22.9%	0.4%	22.5%	8.26%	4.87%	10.29%	9.65%	-4.76%	91.31%	95.65%	17.65%	17.65%	18.77%
PBSK	Poage Bankshares Inc.	2.8%	30.9%	2.4%	60.5%	74.7%	4.5%	0.0%	19.9%	0.0%	19.9%	-8.25%	-18.16%	-2.63%	-8.09%	-25.14%	-4.42%	-4.42%	NA	NA	NA
WAYN	Wayne Savings Bancshares	2.0%	28.2%	2.2%	64.5%	81.7%	7.4%	0.0%	9.6%	0.4%	9.2%	-0.35%	-13.79%	7.59%	-0.23%	3.75%	-4.88%	-4.88%	8.71%	8.71%	15.48%
WBKC	Wolverine Bancorp Inc.	13.9%	1.5%	0.0%	82.2%	56.3%	21.3%	0.0%	21.7%	0.0%	21.7%	2.49%	0.00%	-5.67%	7.66%	0.11%	-3.95%	0.00%	20.35%	20.35%	27.58%

(1)	Includes loans held for sale.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Boards of Directors

January 17, 2014

Updated growth rates for Sugar Creek and the Peer Group (median basis) are based on annual growth rates for the 12 months ended December 31, 2013 or the most recent 12 month period available for the Peer Group companies. Similar to the trend shown in the Original Appraisal, Sugar Creek recorded trailing 12 month asset shrinkage of 4.3%, which was notably lower than the Peer Group’s asset growth rate of 2.7% (median basis). Sugar Creek experienced reductions in both cash and investments and loans, with cash and investments comprising the majority of the asset reduction. Over the most recent 12 month period, the Peer Group recorded an increase in cash and investments while loans declined slightly. For the Company, the asset reduction was funded with a 5.9% reduction in deposits, while borrowings remained stable. Modest deposit growth of 3.5% was recorded by the Peer Group, while borrowings declined by 2%. Updated tangible net worth growth rates showed a notable increase of 3.5% for Sugar Creek, reflecting profitable operations, while the Peer Group recorded a decline of 3.0% on a median basis. As noted in the Original Appraisal, the Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Table 3 displays comparative operating results for Sugar Creek based on earnings for the 12 months ended December 31, 2013 and the 12 months ended September 30, 2013 for the Peer Group, unless otherwise indicated for the Peer Group companies. Sugar Creek and the Peer Group reported updated net income to average assets ratios of 0.41% and 0.68% (median basis), respectively. On a comparative basis, Sugar Creek continued to benefit from a lower level of provisions for loan losses, offset by an earnings advantage maintained by the Peer Group with respect to non-interest income levels and net non-operating gains. Net interest income and operating expense ratios were similar for both over the most recent 12 month period.

In terms of the net interest income ratio, Sugar Creek recorded a comparable ratio as the Peer Group, as the Company’s modestly higher level of interest income was offset by a slightly higher level of interest expense. As noted in the Original Appraisal, the Company’s interest expense is elevated due to its greater use of interest bearing liabilities. These relative levels were also indicated by the Company’s and the Peer Group’s yields on earning assets and costs of liabilities as shown in Table 3. On balance, the Company’s yield cost spread of 3.12% was 9 basis points lower than the Peer Group’s indicated median.

As a significant driver of Sugar Creek’s level of net income, non-interest income equaled 0.16% and 0.65% of average assets, respectively, over the most recent 12 month period for Sugar Creek and the Peer Group, with these ratios relatively unchanged from the Original Appraisal. The Company continued to report a slightly lower operating expense ratio at 2.67% of average assets compared to 2.73% of average assets for the Peer Group. In assessing Sugar Creek’s core earnings strength relative to the Peer Group, the Company’s updated efficiency ratio of 80.7% remained higher, or less favorable than the Peer Group’s efficiency ratio of 72.0%.

Boards of Directors

January 17, 2014

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2013

			Net Interest Income							Non-Op. Items		Yields, Costs, and Spreads
						Loss	NII	Total	Total						MEMO:	MEMO:
		Net				Provis.	After	Non-Int	Non-Int	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Income	Income	Expense	NII	on IEA	Provis.	Income	Expense	Gains/Losses	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate
Sugar Creek Financial Corp.
December 31, 2013		0.41%	3.93%	0.79%	3.15%	0.00%	3.15%	0.16%	2.67%	0.02%	0.00%	4.06%	0.94%	3.12%	$5,112	37.03%
All Public Companies
Averages		0.51%	3.73%	0.72%	3.01%	0.20%	2.81%	0.70%	3.04%	0.35%	0.00%	3.98%	0.85%	3.13%	$5,634	30.62%
Medians		0.58%	3.67%	0.69%	3.04%	0.13%	2.87%	0.58%	2.89%	0.12%	0.00%	3.97%	0.80%	3.16%	$4,815	33.27%
Comparable Group
Averages		0.70%	3.90%	0.73%	3.17%	0.23%	2.94%	0.73%	2.74%	0.33%	0.00%	4.10%	0.97%	3.20%	$4,476	30.63%
Medians		0.68%	3.82%	0.66%	3.14%	0.13%	2.98%	0.65%	2.73%	0.25%	0.00%	4.10%	0.91%	3.21%	$4,061	30.44%
Comparable Group
CZWI	Citizens Community Bncp	0.19%	4.53%	0.98%	3.55%	0.58%	2.98%	0.61%	3.22%	-0.05%	0.00%	4.61%	1.15%	3.46%	$3,031	37.75%
FCLF	First Clover Leaf Fin Corp.	0.66%	3.39%	0.61%	2.78%	0.14%	2.64%	0.40%	2.13%	0.22%	0.00%	3.59%	0.79%	2.80%	$6,880	31.83%
IROQ	IF Bancorp Inc.	0.62%	3.31%	0.57%	2.73%	0.13%	2.61%	0.70%	2.40%	0.16%	0.00%	3.41%	NA	NA	$5,934	34.67%
JXSB	Jacksonville Bancorp	1.06%	3.81%	0.60%	3.21%	0.05%	3.16%	1.16%	3.20%	0.49%	0.00%	4.11%	0.77%	3.34%	$3,174	27.06%
LPSB	LaPorte Bancorp Inc	0.84%	3.75%	0.74%	3.01%	0.07%	2.98%	0.56%	2.52%	0.29%	0.00%	4.10%	0.92%	3.18%	$4,502	23.43%
LSBI	LSB Financial Corp.	0.75%	3.92%	0.70%	3.22%	0.32%	2.90%	1.29%	3.02%	0.58%	0.00%	4.15%	0.87%	3.28%	$3,947	36.48%
MCBK	Madison County Financial Inc.	1.07%	4.21%	0.63%	3.57%	0.44%	3.15%	0.70%	2.37%	0.22%	0.00%	4.35%	0.91%	3.44%	$5,652	26.82%
PBSK	Poage Bankshares Inc.	0.70%	3.83%	0.76%	3.07%	0.03%	2.99%	0.49%	2.78%	0.47%	0.00%	4.07%	1.00%	3.07%	$4,039	29.06%
WAYN	Wayne Savings Bancshares	0.51%	3.58%	0.59%	2.99%	0.02%	2.97%	0.41%	2.69%	0.04%	0.00%	3.75%	0.73%	3.02%	$4,082	24.86%
WBKC	Wolverine Bancorp Inc.	0.60%	4.71%	1.13%	3.59%	0.55%	3.03%	0.99%	3.11%	0.84%	0.00%	4.83%	1.62%	3.21%	$3,517	34.36%

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Boards of Directors

January 17, 2014

Loan loss provisions represented a much lower factor in the Company’s updated earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.00% and 0.13% of average assets, respectively. The Company reported an effective tax rate of 37.03% for the 12 months ended December 31, 2013, which was higher compared to the Peer Group’s median effective tax rate of 33.27%. As set forth in the prospectus, the Company’s effective marginal tax rate has been assumed to equal 39.5%.

Sugar Creek’s and the Peer Group’s updated credit quality measures, as shown in Table 4, have improved since the Original Appraisal. The Company reported non-performing loans as a percent of loans (1.98% versus 2.19% (median basis) for the Peer Group), and total non-performing assets as a percent of assets (2.05% versus 1.63% for the Peer Group). Allowances for loan losses as a percent of loans were lower for the Company than the Peer Group (0.50% versus 1.50% for the Peer Group), and the Company also maintained a lower ratio of loss reserves as a percent of total non-performing loans (25.05% versus 68.13% for the Peer Group). As noted in the Original Appraisal, in recent periods the Company has been able to record a steady reduction in problem assets and the resulting asset quality ratios, which is viewed as reducing the implied credit risk associated with the Company’s loan portfolio.

3. Stock Market Conditions

Since the November 15, 2013 date of the Original Appraisal, the performance of the broader stock market has been generally positive. The DJIA closed at multiple record highs during mid-November, with a better-than-expected employment report for October and comments made by Federal Reserve Chairman nominee Janet Yellen during confirmation hearings that the Federal Reserve’s economic stimulus efforts would continue under her leadership contributed to the rally that included the DJIA closing above 16000 for the first time. Stocks edged higher in the final week of November, as positive macroeconomic news contributed to the gains.

Stocks retreated across the board in the beginning of December, due to expectations of choppy and opportunistic trading in the final month of the year. Favorable economic reports supported prices in the second week of December, including a 3.5% real GDP increase in the third quarter, a decrease in the unemployment rate to 7.0% from 7.3%, a decrease in weekly jobless claims, as well as an improved consumer sentiment index. On December 10, 2013, regulators released the final proposal for the Volcker rule, aimed at banning banks from proprietary trading, with approval of the FDIC and the Federal Reserve. Changes in the Federal policies have caused the markets to lag, in addition to investors’ worries of a tightening market resulted from a December tapering of the Federal Reserve. The consumer price index for all urban consumers was also unchanged in November on a seasonally adjusted basis, reported by the Bureau of Labor Statistics, adding to the slowing inflation pressures. On December 18, 2013, the Federal Open Market Committee announced that it had voted to begin tapering the size of the monthly asset purchases it was making under its third round of quantitative easing. This information sent stocks on a positive rally in the third week of December, in addition to better-than-expected GDP numbers, as the third estimated release by the Bureau of Economic Analysis revised the real GDP increase to a higher rate of 4.1% for the third quarter. U.S. stocks posted solid gains for the last week of December, lifted by strong economic data and light trading due to the holidays. Shares rallied on the final trading day of 2013, helping all of the major indexes reach their highest levels of the year.

Boards of Directors

January 17, 2014

Table 4

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2013

		NPAs &				Rsrves/
	REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
	Assets	Assets (1)	Loans (1)	Loans HFI	NPLs (1)	90+Del (1)	Chargeoffs (2)	Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Institution
Sugar Creek Financial Corp.	0.36%	2.05%	1.98%	0.50%	25.05%	20.70%	$2	0.00%
All Public Companies
Averages	0.38%	2.55%	3.22%	1.41%	68.37%	54.94%	$821	0.21%
Medians		1.67%	2.32%	1.23%	52.57%	44.95%	$201	0.13%
Comparable Group
Averages	0.20%	1.69%	2.10%	1.79%	93.99%	75.05%	$628	0.19%
Medians	0.10%	1.63%	2.19%	1.50%	68.13%	62.14%	$407	0.14%
Comparable Group
CZWI Citizens Community Bncp	0.19%	1.98%	2.15%	1.40%	65.19%	56.23%	$2,708	0.63%
FCLF First Clover Leaf Fin Corp.	0.93%	2.22%	2.23%	1.48%	66.18%	38.56%	$964	0.25%
IROQ IF Bancorp Inc.	0.05%	1.18%	1.81%	1.23%	68.13%	62.14%	$377	0.13%
JXSB Jacksonville Bancorp	0.07%	1.46%	2.48%	1.84%	73.48%	69.91%	$46	0.03%
LPSB LaPorte Bancorp Inc	0.32%	1.74%	2.55%	1.52%	59.59%	48.52%	$437	0.16%
LSBI LSB Financial Corp.	0.05%	1.51%	1.99%	2.46%	123.45%	119.71%	$225	0.08%
MCBK Madison County Financial Inc.	0.00%	0.17%	0.18%	2.64%	NM	NM	$20	0.01%
PBSK Poage Bankshares Inc.	0.13%	0.38%	0.40%	1.12%	277.02%	181.98%	$121	0.07%
WAYN Wayne Savings Bancshares	0.01%	2.14%	3.27%	1.17%	35.65%	35.49%	$870	0.35%
WBKC Wolverine Bancorp Inc.	0.27%	4.07%	3.91%	3.03%	77.27%	62.95%	$511	0.20%

(1)	Includes TDRs for the Company and the Peer Group.
(2)	Net loan chargeoffs are shown on a last twelve month basis.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Stocks recorded modest losses for the first week of 2014, as traders and investors looked to lock-in some of the prior year’s gains, driving the S&P 500 Index to its biggest one-day loss in three weeks. The Nasdaq also underperformed as analysts downgraded two prominent firms in the sector. The general markets were mixed for a number of days based on updated economic information such as moderately increased consumer spending, additional news on Federal Reserve tapering discussions, and various settlements by the nations’ largest banks related to the Madoff scandal and other regulatory agreements. During mid-January, the DJIA responded positively to a reduction in the unemployment rate to 6.7% from 7.0% and news that inflation seemed to be under control. However, lower job growth data provided some downward pressure on market sentiment. On January 17, 2014, the DJIA closed at 16458.56, an increase of 3.1% from November 15, 2013 and the NASDAQ Composite Index closed at 4197.58, an increase of 5.3% from the date of the Original Appraisal. The S&P 500 closed at 1838.70 on January 17, 2014, an increase of 2.3% from November 15, 2013.

Boards of Directors

January 17, 2014

Thrift shares followed the broader stock market higher through mid-November, as the financial sector benefited from the better-than-expected employment report for October and a continuation of low interest rates. A larger-than-expected increase in a November consumer sentiment index and a decline in weekly jobless claims supported a modest gain for the thrift sector in late-November. Parallel to the overall market, thrift stocks experienced a positive rally in early December, following the favorable GDP and unemployment reports. Thrift stocks remained stable and experienced modest declines after the release of various Fed policies in the second week of December. Along with the general market, thrift stocks rallied in the third week of December, as the positive market resulted from the confirmation of the Fed tapering as well as favorable macroeconomic indications, which then fell flat over the last week of December, mirroring the broader market, after a week of strong gains. News of significant year-over-year home price gains helped push the U.S. banking sector higher on the last day of 2013 and thrift stocks notched modest gains during the first week of 2014, as broader markets were mixed by the close to continue a lackluster opening to 2014. News of several new merger transactions in mid-January provided support for the banking sector, while the earnings season began with the largest US banks reporting mixed results that limited movement in the overall sector pricing. News of the Volker rule agreement with community banks was a positive indicator for the bank and thrift market, while mortgage applications were reported to be increasing in mid-January also provided some positive momentum. As an indication of the above items, on January 17, 2014, the SNL Index for all publicly-traded thrifts closed at 699.12, an increase of 3.0% since November 15, 2013, the date of the Original Appraisal.

Updated market pricing data for the Peer Group and the thrift stock market in general is presented in Table 5. The Peer Group revealed various trends in median pricing ratios, including a modest reduction in the price/earnings multiple and essentially no change to the price/tangible book value ratio. Market capitalization and pricing from an assets perspective increased. Consistent with the changes in the SNL Index for all publicly-traded thrifts, the updated pricing measures for all publicly traded thrifts were generally higher compared to the Original Appraisal, with most of the comparable ratios increasing in the range of two to three percent. Since the date of the Original Appraisal, the stock prices of seven out of the 10 Peer Group companies were higher as of January 17, 2014. A comparative pricing analysis of the Peer Group, all publicly-traded thrifts, and the SNL Thrift Index is shown in Table 5, based on closing stock market prices as of November 15, 2013 and January 17, 2014. Exhibit 1 provides pricing and financial data on all publicly-traded thrifts as of January 17, 2014.

As set forth in the Original Appraisal, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

Boards of Directors

January 17, 2014

Table 5

Sugar Creek Financial Corp,.

Peer Group and Publicly-Traded Thrifts—Median Pricing Characteristics

	At Nov. 15,		At Jan. 17,		%
	2013		2014		Change
Peer Group
Price/Earnings (x)	17.26	x	17.22	x	(.2%)
Price/Core Earnings (x)	16.80		17.05.		1.5
Price/Book (%)	83.63%		86.52%		3.5
Price/Tangible Book(%)	90.21		90.18		(0.0)
Price/Assets (%)	12.83		13.17		2.7
Market Capitalization ($Mil)	$47.39		$49.92		5.3
All Publicly-Traded Thrifts
Price/Earnings (x)	17.00	x	18.75	x	10.3%
Price/Core Earnings (x)	20.63		20.92		1.4
Price/Book (%)	95.02%		97.38%		2.5
Price/Tangible Book(%)	100.00		103.02		3.0
Price/Assets (%)	12.46		12.76		2.4
Market Capitalization ($Mil)	$94.56		$93.90		(0.7)
SNL Thrift Index	679.10		699.12		3.0

Since the date of the Original Appraisal, one second step conversion and two standard conversion offerings have been completed, with the second step conversion being more relevant to our analysis. As shown in Table 6, Delanco Bancorp, Inc. of NJ closed its offering on October 18, 2013 just below the midpoint of the valuation range. Delanco Bancorp (OTCBB-DLNO) raised $4.2 million of gross proceeds, a comparable level to Sugar Creek’s offering. Coastway Bancorp (NASDAQ-CWAY) closed its standard conversion offering on January 15, 2014 at the top of the valuation range, while Edgewater Bancorp (OTCBB-EGDW) (a smaller institution with lower equity ratios and reporting operating losses), closed its standard conversion offering on January 17, 2014 just above the minimum of the offering range. The closing pro forma price/tangible book ratio of Delanco Bancorp’s offering was 51.8%, while the two recent standard conversion offerings reported an average closing pro forma price/tangible book ratio of 63.6%. Delanco Bancorp’s stock recorded price appreciation of 4.4% in the first day of trading and an increase of 11.3% through January 17, 2014. Coastway Bancorp’s stock recorded price appreciation of 9.0% after two days of trading. Edgewater Bancorp closed its offering and began trading on January 17, 2014, and its stock price remained unchanged at $10.00 per share as of that date.

Shown in Table 7 are the current pricing ratios for Coastway Bancorp of Rhode Island, which was the only offering completed during the past three months that trades on NASDAQ. Based on a closing stock price of $10.90 per share on January 17, 2014, Coastway Bancorp’s current P/TB ratio equaled 78.59%.

Boards of Directors

January 17, 2014

Table 6

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial								First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Excl. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chge	Week(3)	Chge	Month(4)	Chge	1/17/14	Chge
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Edgewater Bancorp, Inc.—MI	1/17/14	EGDW- OTCBB	$200	8.15%	3.84%	33%	$6.7	100%	86%	19.5%	N.A	N.A.	8.0%	4.0%	10.0%	13.5%	0.00%	55.0%	NM	5.5%	-1.4%	10.0%	-13.1%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%
Coastway Bancorp, Inc.—RI*	1/15/14	CWAY- NASDAQ	$381	7.24%	2.16%	25%	$49.5	100%	132%	3.2%	C/S	$300K/2.5%	8.0%	4.0%	10.0%	1.8%	0.00%	72.1%	114.2x	11.7%	0.1%	16.3%	0.6%	$10.00	$10.92	9.2%	$10.90	9.0%	$10.90	9.0%	$10.90	9.0%
Averages—Standard Conversions:			$290	7.70%	3.00%	29%	$28.1	100%	109%	11.3%	N.A.	N.A.	8.0%	4.0%	10.0%	7.6%	0.00%	63.6%	114.2x	8.6%	-0.6%	13.1%	-6.2%	$10.00	$10.46	4.6%	$10.45	4.5%	$10.45	4.5%	$10.45	4.5%
Medians—Standard Conversions:			$290	7.70%	3.00%	29%	$28.1	100%	109%	11.3%	N.A.	N.A.	8.0%	4.0%	10.0%	7.6%	0.00%	63.6%	114.2x	8.6%	-0.6%	13.1%	-6.2%	$10.00	$10.46	4.6%	$10.45	4.5%	$10.45	4.5%	$10.45	4.5%
Second Step Conversions
Delanco Bancorp, Inc.—NJ*	10/18/13	DLNO- OTCQB	$130	8.73%	6.11%	18%	$4.2	56%	99%	20.7%	N.A.	N.A.	4.5%	0.0%	4.6%	5.0%	0.00%	51.8%	NM	5.7%	-0.2%	11.0%	-1.6%	$8.00	$8.35	4.4%	$8.44	5.5%	$9.10	13.8%	$8.90	11.3%
Averages—Second Step Conversions:			$130	8.73%	6.11%	18%	$4.2	56%	99%	20.7%	N.A.	N.A.	4.5%	0.0%	4.6%	5.0%	0.00%	51.8%	#DIV/0!	5.7%	-0.2%	11.0%	-1.6%	$8.00	$8.35	4.4%	$8.44	5.5%	$9.10	13.8%	$8.90	11.3%
Medians—Second Step Conversions:			$130	8.73%	6.11%	18%	$4.2	56%	99%	20.7%	N.A.	N.A.	4.5%	0.0%	4.6%	5.0%	0.00%	51.8%	#NUM!	5.7%	-0.2%	11.0%	-1.6%	$8.00	$8.35	4.4%	$8.44	5.5%	$9.10	13.8%	$8.90	11.3%
Averages—All Conversions:			$237	8.04%	3.49%	25%	$20.1	85%	106%	14.5%	N.A.	N.A.	6.8%	2.7%	8.2%	6.7%	0.00%	59.7%	114.2x	7.6%	-0.5%	12.4%	-4.7%	$9.33	$9.76	4.5%	$9.78	4.8%	$10.00	7.6%	$9.93	6.8%
Medians—All Conversions:			$200	8.15%	3.00%	25%	$6.7	100%	99%	19.5%	N.A.	N.A.	8.0%	4.0%	10.0%	5.0%	0.00%	55.0%	114.2x	5.7%	-0.2%	11.0%	-1.6%	$10.00	$10.00	4.4%	$10.00	5.5%	$10.00	9.0%	$10.00	9.0%

Note:	*—Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT”—Not Traded; “NA”—Not Applicable, Not Available; C/S-Cash/Stock.
(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

January 17, 2014

Boards of Directors

January 17, 2014

Table 7

Market Pricing Comparatives

As of January 17, 2014

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(7)
Averages		$16.72	$358.25	$0.36	$15.44	19.29x	102.57%	13.55%	110.98%	21.57x	$0.23	1.47%	25.41%	$2,487	13.19%	12.57%	2.56%	0.49%	3.81%	0.22%	1.51%
Median		$14.85	$93.90	$0.40	$14.34	18.75x	97.38%	12.76%	103.02%	20.92x	$0.20	1.33%	4.40%	$789	12.35%	11.42%	1.73%	0.60%	4.18%	0.43%	3.11%
Converted Last 3 Months (No MHC)
Averages		$10.90	$53.95	$0.09	$13.87	NM	78.59%	12.79%	78.59%	NM	$0.00	0.00%	NM	$422	16.28%	16.28%	2.16%	0.03%	0.21%	0.10%	0.63%
Medians		$10.90	$53.95	$0.09	$13.87	NM	78.59%	12.79%	78.59%	NM	$0.00	0.00%	NM	$422	16.28%	16.28%	2.16%	0.03%	0.21%	0.10%	0.63%
Comparable Group
CWAY	Coastway Bncp, Inc.	$10.90	$53.95	$0.09	$13.87	NM	78.59%	12.79%	78.59%	NM	$0.00	0.00%	NM	$422	16.28%	16.28%	2.16%	0.03%	0.21%	0.10%	0.63%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 100x.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and total common equity and total assets balances for Sugar Creek. Ratios based on average asset and equity balances for the Peer Group.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Boards of Directors

January 17, 2014

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to Sugar Creek’s pro forma value based upon our comparative analysis to the Peer Group:

Table 8

Sugar Creek Financial Corp.

Previous Valuation Adjustments

Key Valuation Parameters:	Previous Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Downward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	Significant Downward
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

In examining the valuation adjustments made relative to the Peer Group in the Original Appraisal, the Company’s financial condition, earnings levels and changes in asset size remained relatively consistent with the information contained in the Original Appraisal, as we concluded that no adjustment to the valuation parameters for financial condition or earnings prospects relative to the adjustments made in the Original Appraisal were necessary, as the relationship of these parameters relative to the Peer Group remain relatively unchanged based on updated financial data for both. Thus, we determined that no adjustment remained appropriate for financial condition and a slight downward adjustment was appropriate for profitability, growth and viability of earnings and a slight downward adjustment was appropriate for asset growth.

The general market for thrift stocks has improved modestly since the date of the Original Appraisal, as indicated in Table 5 by the increases exhibited in the SNL Index for all publicly-traded thrifts. The Peer Group’s updated pricing measures were only slightly higher than the November 15, 2013 ratios. As discussed previously, one second step conversion and two standard conversion offerings were completed since November 15, 2013. We also note the results of these recently completed conversions as described above. Taking into account these items, we determined that the valuation adjustment for marketing of the issue of ‘slight downward” remained appropriate.

Boards of Directors

January 17, 2014

We also considered the updated trading price of Sugar Creek’s common stock, which is quoted on the over-the-counter bulletin board (“OTCBB”) under the symbol “SUGR”. As of January 17, 2014, SUGR was trading at a level between the maximum and maximum, as adjusted, of the valuation range. Specifically, the Company’s trading price equaled $9.75 per share as of January 17, 2014, resulting in an implied value of $8.726 million for the Company which is below the implied value of the Company at the maximum, as adjusted, of the offering range of $8.798 million. However, Sugar Creek’s common stock is very thinly traded, with less than 1,000 shares traded between November 15, 2013 and January 17, 2014, substantially reducing the relevancy and meaningfulness of this information in reaching our valuation conclusion.

Overall, taking into account the foregoing factors, RP Financial concluded that as of January 17, 2014, the aggregate pro forma market value of Sugar Creek, on a fully converted basis, remained unchanged from the Original Appraisal. Therefore, RP Financial concluded that, as of January 17, 2014 the aggregate pro forma market value of the Company was equal to $6,652,639, or 950,377 shares issued at $7.00 per share. Based on the terms of the conversion, the second step conversion offering is equal to $3,750,005 at the midpoint of the offering range, equal to 535,715 shares at $7.00 per share.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Sugar Creek’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with financial data as of December 31, 2013. We utilized the analysis as contained in the Original Appraisal of the impact of the consolidation of the MHC net assets into the Company. While the consolidation of these net assets increases the pro forma market value of the Company, it also results in some pro forma dilution for the minority shareholders pursuant to regulatory policy. Specifically, we have adjusted the minority ownership ratio from the current 44.2716% to 44.6313% to account for the impact of the MHC assets and have reflected the formula based on applicable FDIC policy, as shown in Table 9.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a “technical” analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

Boards of Directors

January 17, 2014

Table 9

Sugar Creek Financial Corp. (“Mid-Tier”)

Impact of MHC Assets & Waived Dividends on Minority Ownership In 2nd Step

Financial and Stock Ownership Data as of September 30, 2013

Reflects Appraised Pro Forma Market Value as of January 17, 2014

Key Input Assumptions
Mid-Tier Stockholders’ Equity	$10,188,731	(BOOK)	(1)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	44.2716%	(PCT)
Pro Forma Market Value	$6,652,639	(VALUE)
Market Value of MHC Net Assets (Other than Stock in Bank)	$96,219	(MHC ASSETS)	(2)

Adjustment for MHC Assets & Waived Dividends—2 Step Calculation (as required by FDIC & FRB)

(BOOK—WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

	=	44.2716% (Before Dilution Adj.)

(VALUE—MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

	=	43.6313% (After Dilution Adj.)

Current Ownership
MHC Shares	498,784	55.7284%
Public Shares	396,243	44.2716%

Total Shares	895,027	100.0000%

Pro Forma Ownership (3)				Appraised Midpoint Value
				Per Share	Aggregate
Shares Issued in Offering (4)	535,715	56.3687	%(6)	$7.00	$3,750,005
Public Shares (4)	414,662	43.6313	%(6)	$7.00	$2,902,634

Pro Forma Shares (5)	950,377	100.0000%		$7.00	$6,652,639

(1)	From Sugar Creek Financial’s Prospectus.
(2)	Reflects the net asset balance as of December 31, 2013.
(3)	Adjusted for exchange ratio reflecting offering of $7.00 per share.
(4)	Incorporates adjustment in ownership ratio for MHC assets and waived dividends.
(5)	Reflects pro forma shares outstanding.
(6)	Rounded to four decimal points.

Boards of Directors

January 17, 2014

The Company has adopted Statement of Position (“SOP” 93-6) which causes earnings per share computations to be based on shares issued and outstanding excluding shares owned by an ESOP where there is not a commitment to release such shares. For the purpose of preparing the pro forma pricing tables and exhibits, we have reflected all shares issued in the offering including shares purchased by the ESOP as outstanding to capture the full dilutive impact of such stock to the Company’s shareholders. However, we have considered the impact of the Company’s adoption of SOP 93-6 in the determination of pro forma market value.

1. P/E Approach. In applying the P/E approach, RP Financial’s valuation conclusions considered both reported earnings and a recurring or “core” earnings base, that is, earnings adjusted to exclude any one time non-operating and extraordinary items, plus the estimated after tax-earnings benefit from reinvestment of net stock proceeds. The Company’s reported earnings equaled $369,000 for the 12 months ended December 31, 2013. In deriving Sugar Creek’s core earnings, the adjustment made to reported earnings was to eliminate a gain on the involuntary conversion of a nonmonetary asset to a monetary asset results from power surge damages to Sugar Creek’s computer equipment and receipt of insurance proceeds of $15,000. As shown in Table 10, assuming an effective marginal tax rate of 39.5% is applied to the earnings adjustment, the Company’s core earnings were estimated to equal $361,000 for the 12 months ended December 30, 2013.

Table 10

Sugar Creek Financial Corp.

Core Earnings Analysis

Amount
($000)
Net Income (12 Months Ended 12/31/2013)	$369
Addback: Writedown on Assets Held for Sale	15
Less: Tax Effect (1)	(7)

Core Earnings Estimate	$361

(1)	Tax effected at 39.5%.

Based on Sugar Creek’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma updated reported and core P/E multiples at the $6.7 million midpoint value equaled 19.69 times and 20.17 times, respectively, indicating discounts of 5.7% and 4.8%, relative to the Peer Group’s average reported and core earnings multiples of 20.89 times and 21.19 times (see Table 11). These compare to discounts of 7.6% and 7.8%, respectively, to the Peer Group’s average reported and core earnings multiples as indicated in the Original Appraisal. In comparison to the Peer Group’s median reported and core earnings multiples of 17.22 times and 17.05 times, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 14.3% and 18.3%, respectively. These compare to premiums of 8.3% and 14.3%, respectively, to the Peer Group’s median reported and core earnings multiples as indicated in the Original Appraisal.

Boards of Directors

January 17, 2014

The Company’s pro forma P/E ratios based on reported earnings at the minimum and supermaximum equaled 16.58 times and 26.59 times, and based on core earnings at the minimum and the supermaximum equaled 16.98 times and 27.24 times, respectively. The Company’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 11, and the pro forma calculations are detailed in Exhibits 2 and 3.

2. P/B Approach. The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $6.7 million midpoint value, the Company’s P/B and P/TB ratios equaled 52.12%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 86.91% and 90.72%, respectively, Sugar Creek’s updated ratios reflected a discount of 40.0% on a P/B basis and a discount of 42.6% on a P/TB basis (versus discounts of 38.5% and 41.0% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 86.52% and 90.18%, respectively, Sugar Creek’s updated ratios reflected discounts of 39.8% and 42.2% at the $6.7 million midpoint value (versus discounts of 37.1% and 41.7% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). At the supermaximum of the range, the Company’s P/B and P/TB ratios equaled 63.58%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the supermaximum of the range reflected discounts of 26.8% and 29.9%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the supermaximum of the range reflected discounts of 26.5% and 29.5%, respectively. The Company’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 11, and the pro forma calculations are detailed in Exhibits 2 and 3.

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent conversion offerings. As indicated in the Original Appraisal, the pricing characteristics of recent conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals). As discussed previously, one second step conversion has been completed since November 15, 2013. This conversion closed at an average pro forma price/tangible book ratio of 51.8% (see Table 6). In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a premium of 0.7% and at the supermaximum of the range reflects an implied premium of 22.7%.

3. P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings — which have received greater weight in our valuation analysis. At the $6.7 million midpoint value Sugar Creek’s pro forma P/A ratio equaled 7.45%. In comparison to the Peer Group’s average P/A ratio of 13.13%, Sugar Creek’s P/A ratio indicated a discount of 43.3% (versus a discount of 43.5% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 13.17%, Sugar Creek’s P/A ratio at the $6.7 million midpoint value indicated a discount of 43.4% (versus a discount of 42.9% at the midpoint valuation in the Original Appraisal). The Company’s pro forma P/A ratios at the minimum and supermaximum of the offering range equaled 6.37% and 9.74%, respectively.

Boards of Directors

January 17, 2014

Table 11

Public Market Pricing Versus Peer Group

Sugar Creek Financial Corp.

As of January 17, 2014

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Exchange	2nd Step
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio	Proceeds
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	($Mil)
Sugar Creek Financial Corp.
Supermaximum		$7.00	$8.80	$0.26	$11.01	26.59x	63.58%	9.74%	63.58%	27.24x	$0.00	0.00%	0.00%	$90	15.31%	15.31%	1.97%	0.37%	2.39%	0.36%	2.33%	1.3840x	$4.96
Maximum		$7.00	$7.65	$0.30	$12.14	22.86x	57.66%	8.52%	57.66%	23.42x	$0.00	0.00%	0.00%	$90	14.77%	14.77%	1.98%	0.37%	2.52%	0.36%	2.46%	1.2035x	$4.31
Midpoint		$7.00	$6.65	$0.35	$13.43	19.69x	52.12%	7.45%	52.12%	20.17x	$0.00	0.00%	0.00%	$89	14.30%	14.30%	1.99%	0.38%	2.65%	0.37%	2.58%	1.0465x	$3.75
Minimum		$7.00	$5.65	$0.41	$15.19	16.58x	46.08%	6.37%	46.08%	16.98x	$0.00	0.00%	0.00%	$89	13.82%	13.82%	2.00%	0.38%	2.78%	0.38%	2.71%	0.8895x	$3.19
All Non-MHC Public Companies(7)
Averages		$16.72	$358.25	$0.36	$15.44	19.29x	102.57%	13.55%	110.98%	21.57x	$0.23	1.47%	25.41%	$2,487	13.19%	12.57%	2.56%	0.49%	3.81%	0.22%	1.51%
Median		$14.85	$93.90	$0.40	$14.34	18.75x	97.38%	12.76%	103.02%	20.92x	$0.20	1.33%	4.40%	$789	12.35%	11.42%	1.73%	0.60%	4.18%	0.43%	3.11%
All Non-MHC State of IL(7)
Averages		$13.76	$93.75	$9.25	$0.39	16.65x	95.59%	12.31%	101.71%	17.75x	$0.18	1.32%	22.83%	$737	12.90%	12.26%	1.82%	0.18%	0.94%	0.13%	0.62%
Medians		$13.15	$70.41	$6.00	$0.64	16.96x	90.67%	12.51%	98.95%	17.20x	$0.17	1.11%	17.63%	$593	12.50%	12.04%	1.83%	0.64%	4.54%	0.62%	4.43%
Comparable Group
Averages		$15.77	$51.19	$0.83	$17.73	20.89x	86.91%	13.13%	90.72%	21.19x	$0.21	1.51%	26.74%	$417	15.14%	14.67%	1.82%	0.68%	4.61%	0.66%	4.45%
Medians		$15.43	$49.92	$0.73	$17.63	17.22x	86.52%	13.17%	90.18%	17.05x	$0.24	1.46%	20.24%	$377	14.06%	13.68%	1.81%	0.64%	4.95%	0.63%	4.81%
Comparable Group
CZWI	Citizens Community Bncp	$7.59	$39.12	$0.24	$10.51	37.95x	72.21%	7.06%	72.50%	31.97x	$0.02	0.26%	10.00%	$555	9.77%	9.74%	1.87%	0.19%	1.91%	0.23%	2.27%
FCLF	First Clover Leaf Fin Corp.	$9.16	$64.19	$0.53	$10.49	16.96x	87.33%	9.93%	103.89%	17.20x	$0.24	2.62%	44.44%	$647	11.37%	9.73%	2.22%	0.66%	5.11%	0.65%	5.03%
IROQ	IF Bancorp Inc.	$16.90	$76.62	$0.75	$17.98	21.67x	94.01%	14.30%	94.01%	22.49x	$0.10	0.59%	6.41%	$540	15.22%	15.22%	1.13%	0.62%	3.96%	0.60%	3.82%
JXSB	Jacksonville Bancorp	$19.58	$35.85	$1.44	$22.45	11.32x	87.22%	11.26%	93.41%	13.58x	$0.32	1.63%	17.63%	$318	12.91%	12.16%	1.45%	1.02%	7.52%	0.85%	6.27%
LPSB	LaPorte Bancorp Inc	$10.95	$66.25	$0.65	$13.42	15.64x	81.61%	13.62%	91.15%	16.91x	$0.16	1.46%	22.86%	$500	16.69%	15.21%	1.74%	0.84%	4.94%	0.78%	4.58%
LSBI	LSB Financial Corp.	$28.96	$45.22	$1.72	$25.80	16.84x	112.26%	12.72%	112.26%	16.84x	$0.28	0.97%	13.95%	$355	11.33%	11.33%	3.43%	0.75%	6.85%	0.75%	6.85%
MCBK	Madison County Financial Inc.	$17.39	$53.07	$1.05	$19.86	17.48x	87.56%	20.04%	89.22%	16.57x	$0.28	1.61%	NA	$277	22.89%	22.56%	0.14%	1.07%	4.97%	1.13%	5.24%
PBSK	Poage Bankshares Inc.	$13.95	$46.76	$0.45	$17.28	24.91x	80.73%	16.06%	80.73%	30.70x	$0.20	1.43%	NA	$291	19.90%	19.90%	0.38%	0.55%	2.89%	0.44%	2.33%
WAYN	Wayne Savings Bancshares	$10.71	$30.91	$0.74	$13.33	14.88x	80.35%	7.73%	84.25%	14.46x	$0.32	2.99%	43.06%	$400	9.62%	9.22%	2.26%	0.51%	5.20%	0.53%	5.35%
WBKC	Wolverine Bancorp Inc.	$22.48	$53.92	$0.72	$26.20	31.22x	85.82%	18.58%	85.82%	31.22x	NA	NA	55.56%	$291	21.66%	21.66%	3.59%	0.60%	2.73%	0.60%	2.73%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 100x.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) + ROE (return on equity) are indicated ratios based on TTM common earnings and total common equity and total assets balances for Sugar Creek. Ratios based on average asset and equity balances for Peer Group.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Note:	Core Earnings = Net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. The assumed tax rate is 35%.
Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright	(c) 2014 by RP® Financial, LC.

Boards of Directors

January 17, 2014

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of January 17, 2014, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including (1) newly issued shares representing the MHC’s current ownership interest in the Company; and, (2) exchange shares issued to existing public shareholders of the Comapnyh – was $6,652,639 at the midpoint, equal to 950,377 shares at a per share value of $7.00. The resulting range of value and pro forma shares, all based on $7.00 per share are shown in Table 12 below.

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $3,750,005, equal to 535,715 shares at $7.00 per share. The resulting offering range and offering shares, all based on $7.00 per share are also shown in Table 12 below. The pro forma valuation calculations relative to the Peer Group are shown in Table 11 and are detailed in Exhibit 2 and Exhibit 3.

Table 12

Sugar Creek Financial Corp.

Offering Summary

	Total Shares	Offering Shares	Exchange Shares Issued to Public Shareholders	Exchange Ratio	Implied Value (3)
Shares (1)
Supermaximum	1,256,873	708,483	548,390	1.3840	$9.69
Maximum	1,092,933	616,072	476,861	1.2035	$8.42

Midpoint	950,377	535,715	414,662	1.0465	$7.33

Minimum	807,821	455,358	352,463	0.8895	$6.23
Distribution of Shares (2)
Supermaximum	100.00%	56.37%	43.63%
Maximum	100.00%	56.37%	43.63%
Midpoint	100.00%	56.37%	43.63%
Minimum	100.00%	56.37%	43.63%
Aggregate Market Value at $7.00 Per Share
Supermaximum	$8,798,111	$4,959,381	$3,838,730
Maximum	7,650,531	4,312,504	3,338,027

Midpoint	6,652,639	3,750,005	2,902,634

Minimum	5,654,747	3,187,506	2,467,241

(1)	Based on a $7.00 per share offering price.
(2)	Ownership ratios adjusted for dilution from MHC assets/equity.
(3)	Reflects $7.00 IPO price adjusted for exchange ratio to state value in today’s terms on a pre-exchange basis.

Boards of Directors

January 17, 2014

Establishment of the Exchange Ratio

FRB regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of Sugar Creek has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders, taking into account the impact of MHC assets in the Second Step Conversion, consistent with FRB policy with respect to the treatment of MHC assets. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the Offering, based on the total number of shares sold in the subscription, community, and syndicated community offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value, and the $7.00 per share offering price, the indicated exchange ratio at the midpoint is 1.0465 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.8895 at the minimum, 1.2035 at the maximum, and 1.3840 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Respectfully submitted,

RP® FINANCIA L, LC.

James J. Oren

Director

EXHIBITS

OMITTED

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THESE EXHIBITS ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.